AMENDED AND RESTATED SUB-ADVISORY
AGREEMENT
       AGREEMENT made as of the 30th day of May
2013, by and between MORGAN STANLEY
INVESTMENT MANAGEMENT INC., a Delaware
corporation (hereinafter referred to as the "Adviser"), and MORGAN STANLEY INVESTMENT MANAGEMENT
LIMITED, a company incorporated under the laws of England (hereinafter referred to as the "Local Manager").
W I T N E S S E T H:
       WHEREAS, each investment company, including any portfolio/series thereof, set forth on Schedule A (each, a "Fund" and collectively, the "Funds"), as may be amended from time to time, is engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment
Company Act"); and
       WHEREAS, the Adviser and the Local Manager are engaged principally in rendering investment advisory services and are registered as investment advisers under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and
       WHEREAS, the Local Manager is regulated by the Financial Conduct Authority in the United Kingdom;
and
       WHEREAS, effective July 31, 2011, the Board of Trustees/Directors of each Fund approved the termination of the investment advisory agreement between Morgan
Stanley Investment Advisors Inc. ("MSIA") and the Funds
(the "MSIA Advisory Agreement") and the adoption of a new investment advisory agreement with the Adviser (the "Advisory Agreement") pursuant to which the Adviser provides management and investment advisory services to the Fund; and
        WHEREAS, effective July 31, 2011, as a result of the termination of the MSIA Advisory Agreement, the amended and restated investment sub-advisory agreement between MSIA and the Local Manager with respect to each Fund was terminated pursuant to its terms thereof;
and
       WHEREAS, the Adviser and the Local Manager entered into an investment sub-advisory agreement with respect to each Fund, effective as of the effective date set forth in Schedule A (the "Original Sub-Advisory
Agreement"); and
       WHEREAS, as of May 30, 2013, the Original
Sub-Advisory Agreement is hereby amended and restated
(this "Agreement") to remove references to the United Kingdom's Financial Services Authority, which has been abolished, and replace them with references to the Financial Conduct Authority, which is a new agency performing a similar but expanded function as the Financial Services Authority; and
       WHEREAS, the Local Manager is willing to provide investment advisory services to the Adviser in connection with the operations of each Fund, on the terms and conditions hereinafter set forth and including the terms and conditions contained in the Annex to this Agreement; provided however, that nothing in the Annex to this Agreement shall authorize conduct prohibited under the Investment Company Act or the Advisers Act.
       NOW THEREFORE, in consideration of the
premises and the covenants hereinafter contained, the Local Manager and the Adviser hereby agree as follows:
ARTICLE I

Duties of the Local Manager
       The Adviser hereby employs the Local Manager to act as discretionary investment manager to the Adviser and to furnish the investment management services described below, subject to the broad supervision of the Adviser and the Board of Trustees/Directors of each Fund (the
"Board"), for the period and on the terms and conditions set forth in this Agreement. The Local Manager hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The
Adviser and its affiliates shall for all purposes herein be deemed a Professional Client as defined under the rules and guidance promulgated by the Financial Conduct
Authority in the FCA Handbook (hereinafter referred to as the "FCA Rules"). The Adviser has the right to request to be treated as a retail client. Classification as a retail client requires the Local Manager to exercise a higher level of protective care under the regulatory system. However, the Local Manager is not obliged to accept any such request.
The Adviser should be aware that professional clients will not be entitled to certain protections afforded by the FCA
Rules to retail clients. For the avoidance of doubt, the Local Manager will, for purposes of the FCA Rules, only treat the Adviser (but not a Fund) as its customer from both a regulatory and a contractual perspective. The Local Manager and its affiliates shall for all purposes herein each be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent any Fund in any way or otherwise be deemed an agent of any Fund.
       The Local Manager shall have full discretion, power and authority on behalf of each Fund to buy, sell, retain, exchange or otherwise deal in investments and other assets, make deposits, subscribe to issues and offers for sale and accept placings of any investments, enter into foreign currency transactions on a spot or forward basis, effect transactions on any markets, take all day to day decisions and otherwise act as the Local Manager judges appropriate in relation to the investment and reinvestment of the portfolio of assets of each Fund. This includes performing all acts and executing all documents which the Local Manager reasonably considers incidental thereto, including (without limitation) power to execute and deliver all applications, requests, or claims for refund, reduction, repayment or credit of, or exemption or relief from, any withholding tax or similar taxes in any jurisdiction in which such applications, requests or claims may be made.
Subject to guidelines adopted by each Fund, the Local
Manager shall also make recommendations or take action as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio of assets of each Fund shall be exercised. All of the foregoing is subject always to the restrictions of the Declaration of Trust or Articles of Incorporation, as applicable, and By-Laws of each Fund, as they may be amended and/or restated from time to time and as provided to the Local Manager by the Adviser, the provisions of the Investment Company Act and the statements relating to each Fund's investment objective(s), investment policies and investment restrictions as the same are set forth in the then-currently effective prospectus and statement of additional information relating to the shares of the Fund under the Securities Act of 1933, as amended (the
"Prospectus" and "Statement of Additional
Information," respectively), as well as to the supervision of the Adviser and the Board.
       The Local Manager will not hold money on behalf of the Adviser or a Fund, nor will the Local Manager be the registered holder of the registered investments of the Adviser or a Fund or be the custodian of documents or other evidence of title.
       The Local Manager may, where reasonable, employ agents (including affiliates) to perform any administrative, dealing or ancillary services required to enable the Local Manager to perform its services under this Agreement.
ARTICLE II

Allocation of Charges and Expenses
       The Local Manager assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall at its own expense provide the office space, equipment and facilities which it is obligated to provide under Article I hereof.
ARTICLE III

Compensation of the Local Manager
       For the services rendered, the facilities furnished and expenses assumed by the Local Manager, the Adviser shall pay to the Local Manager a fee with respect to each Fund in an amount to be determined from time to time by the Adviser and the Local Manager, but in no event in excess of the amount that the Adviser actually received for providing services to each such Fund pursuant to the Advisory Agreement. The fee currently paid by the Adviser to the Local Manager in respect to each Fund is set forth on Schedule A, as may be amended from time to time.
ARTICLE IV

Limitation of Liability of the Local Manager
       No warranty is given by the Local Manager as to the performance or profitability of any Fund or any part thereof.
       If a percentage restriction contained in a Fund's investment objective(s) or investment restrictions (as the same are set forth in the Fund's then-currently effective Prospectus and Statement of Additional Information) is adhered to at the time of investment, a later change in percentage resulting from a change in values or assets will not constitute a violation of such restriction.
       The Local Manager will not be responsible to the Adviser or a Fund for the solvency, actions or omissions of any counterparty, broker, dealer, market-maker, bank, custodian or sub-custodian, with whom it transacts business on the Adviser's behalf, other than affiliates of the Local Manager.
       Nothing in this Agreement will exclude or restrict any liability which the Local Manager has under the Financial Services and Markets Act 2000 or the FCA
Rules in relation to the Adviser and which may not be excluded or restricted thereunder.
       The Local Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of investment advisory services rendered with respect to a Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. The exception in the previous sentence shall apply to each limitation of the Local Manager's liability contained in this Article IV. As used in this Article IV, the Local Manager shall include any affiliates of the Local
Manager performing services for the Local Manager contemplated hereby and directors, officers and employees of the Local Manager and such affiliates.
       It is understood and agreed that in furnishing the investment advice and other services as herein provided, the Local Manager shall use its best professional judgment to perform its obligations hereunder which will provide favorable results for each Fund. The Local Manager shall not be liable to a Fund or to any shareholder of a Fund to any greater degree than the Adviser, and the Adviser shall indemnify and hold the Local Manager harmless against any loss, liability or cost incurred by the Local Manager towards each Fund or to any shareholder of a Fund except to the extent that such loss, liability or cost arises from the Local Manager's fraud, willful misfeasance, bad faith or gross negligence in the performance of the Local
Manager's duties hereunder.
       Each Fund shall be severally (and not jointly) liable for its own fees, costs, expenses and other liabilities attributable to such Fund, and no Fund shall be responsible for any liabilities in connection with any other Fund.
ARTICLE V

Activities of the Local Manager
       The services of the Local Manager to the Adviser in connection with the operations of each Fund are not to be deemed to be exclusive, the Local Manager and any person controlled by or under common control with the Local Manager (for purposes of this Article V referred to as "affiliates") being free to render services to others. It is understood that the Board and any officers, employees and shareholders of a Fund are or may become interested in the Local Manager and its affiliates, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Local Manager and its affiliates are or may become similarly interested in a Fund, and that the Local Manager and directors, officers, employees, partners and shareholders of its affiliates may become interested in a Fund as shareholders or otherwise.
ARTICLE VI

Duration and Termination of this Agreement
       This Agreement shall become effective with respect to each Fund for an initial period of up to two years from the effective date set forth opposite such Fund's name on Schedule A hereto, and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Fund's Board or by the vote of a majority of the outstanding voting securities of the Fund and (ii) a majority of those Trustees/Directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.
       This Agreement may be terminated at any time with respect to a Fund, without the payment of any penalty, by the Adviser, by the Board of that Fund, or by vote of a majority of the outstanding voting securities of such Fund, or by the Local Manager, on sixty days' written notice to the other party. This Agreement shall automatically terminate with respect to a Fund in the event of its assignment or in the event of the termination of the Advisory Agreement of such Fund. Any termination shall be without prejudice to the completion of transactions already initiated.
ARTICLE VII

Amendments to this Agreement
       This Agreement may be amended with respect to a Fund by the parties only if such amendment is specifically approved by (i) the Fund's Board or by the vote of a majority of outstanding voting securities of the Fund and
(ii) a majority of those Trustees/Directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.
ARTICLE VIII

Definitions of Certain Terms
       The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person" used in this Agreement, shall have the respective meanings specified in the Investment Company
Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.
ARTICLE IX

Governing Law
       This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.
ARTICLE X

Limited Liability
       With respect to all Funds that are organized as Massachusetts business trusts, as designated on Schedule
A, the Declaration of Trust, together with all amendments thereto establishing each such Fund (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of such Fund refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of such Fund shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise, in connection with the affairs of such Fund, but such Fund only shall be liable.


       IN WITNESS WHEREOF, the parties hereto have
executed and delivered this Agreement as of the date first
above written.
MORGAN STANLEY INVESTMENT MANAGEMENT
INC.
By: /s/ Arthur Lev
Name:  Arthur Lev
Title:  Managing Director
MORGAN STANLEY INVESTMENT MANAGEMENT
LIMITED
By: /s/ Simon Pearson
Name:  Simon Pearson
Title:  Director


SCHEDULE A
As of April 28, 2014

All of the Funds referenced below are organized as Massachusetts business trusts unless otherwise indicated.

Name of Fund
Effective Date
of Agreement
and any
amendments
entered into
prior to May
30, 2013
Fee
Morgan Stanley European
Equity Fund Inc.*
Effective Date:
07/31/11
The Adviser
will pay the
Local
Manager on
a monthly
basis an
aggregate
amount equal
to 50% of the
net advisory
fees the
Adviser
receives
from the
Fund during
such period,
after taking
into account
any fee
waivers.
Morgan Stanley Global
Fixed Income
Opportunities Fund
Effective Date:
07/31/11
The Adviser
will retain
50% of the
net advisory
fees it
receives
from the
Fund, after
taking into
account any
fee waivers.
The
remaining
50% will be
split between
the Adviser
and the Local
Manager,
and paid out
on a monthly
basis, based
on the
relative
percentage of
assets under
management
of the Fund
managed by
the Local
Manager and
the Adviser,
as may be
determined
periodically.
Morgan Stanley Global
Infrastructure Fund
Effective Date:
07/31/11
The Fund
may have
portfolio
managers
from one or
more sub-
advisers and
from the
Adviser.
The Adviser
will retain
50% of the
net advisory
fees it
receives
from the
Fund, after
taking into
account any
fee waivers.
The
remaining
50% will be
split between
the Adviser,
the Local
Manager and
any other
sub-adviser,
and paid out
on a monthly
basis, based
on the
relative
percentage of
assets under
management
of the Fund
managed by
the Local
Manager,
each other
sub-adviser
and the
Adviser, as
may be
determined
periodically.
Morgan Stanley Variable
Investment Series:


     European Equity
Portfolio
Effective Date:
07/31/11
The Adviser
will pay the
Local
Manager on
a monthly
basis an
aggregate
amount equal
to 50% of the
net advisory
fees the
Adviser
receives
from the
Fund during
such period,
after taking
into account
any fee
waivers.

*Organized as a Maryland Corporation.


SUB-ADVISORY AGREEMENT

ANNEX


1.   	REGULATORY STATUS

The Local Manager is authorised and regulated by the Financial Conduct Authority (the "FCA"), the
UK supervisory authority whose registered office is at 25 The North Colonnade, Canary Wharf,
London, United Kingdom E14 5HS.

2.	ORDER EXECUTION
The Local Manager acknowledges its duty under the FCA Rules to take all reasonable steps to obtain the best possible result for the Adviser
(taking into account the factors prescribed in the FCA Rules) when executing orders resulting from decisions to deal in designated investments (as defined in the FCA Rules) and to act in accordance with the Adviser's best interests when placing orders in respect of designated investments with other persons for execution or when receiving and transmitting orders to other persons for execution. Information concerning the Local
Manager's policy for meeting those obligations
(the "Order Execution Policy Disclosure
Statement") is included as Schedule 1.  The
Adviser acknowledges receipt of the Order
Execution Policy Disclosure Statement and confirms its consent to the matters described in it.
For the avoidance of doubt and as set out in the Order Execution Policy Disclosure Statement, the
Adviser acknowledges that specific instructions from the Adviser in relation to the execution of orders may prevent the Local Manager from following its execution policy in relation to such orders in respect of the elements of execution covered by the instructions.

The Local Manager will act in good faith and with due diligence in its choice and use of brokers or dealers ("Broker") to place client orders or execute client transactions. Subject thereto and to the FCA Rules, the Local Manager may execute or arrange for the execution of transactions for the Adviser on such markets or exchanges (including markets or exchanges that are not Regulated
Markets or MTFs) and with or through such Brokers (but excluding any Affiliate) as it thinks fit. All transactions will be effected in accordance with the rules and regulations of the relevant market or exchange, and the Local Manager may take all such steps as may be required or permitted by such rules and regulations and/or by appropriate market practice. For purposes of this Agreement, "Multilateral Trading Facility" (also
"MTF") has the meaning given in the FCA Rules
(in summary, an investment exchange or
multilateral trading platform other than a Regulated Market); and "Regulated Market" has the meaning given in the FCA Rules (in summary, an investment exchange or multilateral trading platform which, in either case, is regulated within the EEA as a "regulated market" under the Markets in Financial Instruments Directive).

The Adviser expressly instructs the Local Manager not to make public immediately any limit order relating to transactions in respect of a Fund which is not immediately executed under prevailing market conditions where the Local Manager believes it is in the Adviser's interests not to do so.

The Local Manager may aggregate transactions for a Fund with transactions of other clients of the Local Manager and of its employees and of clients of its affiliate and its employees and will promptly allocate such aggregated transactions among the participating accounts on a fair and equitable basis in accordance its order allocation policy established in compliance with the requirements of the FCA Rules. The Adviser recognises that the Local Manager will aggregate transactions only where it reasonably believes that it is likely that the aggregation will operate overall to the advantage of such Fund. However, on occasion the aggregation may operate to the disadvantage of a Fund in relation to a particular order. The Local
Manager will provide a copy of its order allocation policy to the Adviser upon request.

3.	DEALING ARRANGEMENTS
The Local Manager's policy regarding its Dealing
Arrangements, including details of the goods and services that relate to the execution of trades and those that relate to the provision of research are set out in Schedule 2. The Local Manager shall provide the Adviser with details of its Dealing
Arrangements with the frequency required by the FCA Rules. For purposes of this Agreement,
"Dealing Arrangements" means arrangements entered into by the Local Manager as permitted by the FCA Rules for the receipt or payment of money, goods or services that relate to the execution of trades or the provision of research under which the Local Manager executes or arranges for the execution of orders in designated investments.

4.	MATERIAL INTERESTS
The Local Manager and any of its affiliates (an
"Affiliate") may, subject to the limitations of the U.S. Investment Company Act of 1940, as amended, and to the overriding principles of suitability and best execution and without prior reference to the Adviser, effect transactions in which the Local Manager or Affiliate has, directly or indirectly, a material interest or a relationship of any description with another party, which may involve a potential conflict with the Local
Manager's duty to the Adviser.  Neither the Local
Manager nor any Affiliate shall be liable to account to the Adviser for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions nor will the Local Manager's fees, unless otherwise provided, be abated. For example, such potential conflicting interests or duties may arise because:

*	any of the Local Manager's or Affiliate's
directors or employees is a director of,
holds or deals in securities of, or is
otherwise interested in any company
whose securities are held or dealt in on
behalf of the Adviser;
*	the transaction is in the securities of a
company for which an Affiliate has
provided corporate finance advice,
underwritten, managed or arranged an
issue or offer for sale;
*	the Local Manager may act as agent for
the Adviser in relation to transactions in
which it is also acting as agent for the
account of other clients and/or an
Affiliate;
*	the transaction is in units or shares of a
collective investment scheme (regulated or
unregulated) of which the Local Manager
or any Affiliate is the manager, operator,
banker, adviser, custodian or trustee; or
*	The Local Manager may act as agent for a
counterparty and also act as agent on
behalf of the Adviser and in the course of so acting may charge a commission to either the counterparty or the Adviser.
Nothing in the Agreement shall oblige the Local
Manager or any Affiliate to accept responsibilities more extensive than those set out in the Agreement or shall give rise to any fiduciary or equitable duties which would prevent or hinder either: (i) the Local Manager or any Affiliate performing investment management or other services for any person or entity other than the Adviser or from making investments on their own behalf and the performance of such services for others or investment on their own behalf will not be deemed to violate or give rise to any duty or obligation to the Adviser; or (ii) the Local
Manager effecting any transaction with or for the Adviser with an Affiliate; or (iii) such Affiliate acting both as market-maker and broker, principal or agent, dealing with other Affiliates and other clients and generally effecting transactions as provided above nor from retaining any remuneration received in respect thereof.

5.	RECORDS AND REPORTS

5.1	The Local Manager will keep accurate and
detailed records with respect to all receipts, investments, sales, disbursements and other transactions carried out by the Local Manager for the Adviser or with a Fund.

5.2	All records held pursuant to this clause by the
Local Manager shall be open to inspection by the Adviser or each Fund and the Local Manager will provide the Adviser and each Fund with such access as it itself has to records held by any relevant third party, in each case at reasonable times during business hours and upon the giving of reasonable notice by the Adviser or a Fund.

5.3	The Local Manager shall, not later than 10
working days following the end of each calendar month, furnish to the Adviser a statement showing all transactions that have occurred in each Fund and a monthly listing of all investments and cash balances held as of the end of such month.

5.4	The monthly statement will show the cost or
amount realised (in the case of any relevant new purchase or sale) and, where available, the current value (where applicable) of each investment held in each Fund and any income arising on each Fund's account during the relevant calendar month, and will also include a statement showing the measure of the performance of the assets of each Fund. The basis of all valuations will be as stated in the first monthly statement, unless otherwise agreed.

5.5	The Local Manager will not provide the Adviser
with an individual trade confirmation of each portfolio transaction unless the Adviser has specifically requested the Local Manager to do so.



6.	FORCE MAJEURE

	The Local Manager shall not be responsible or liable to the Adviser or a Fund for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God;
earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots;
interruptions, loss or malfunctions of utilities;
computer (hardware or software) or
communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Local Manager shall use reasonable efforts which are consistent with accepted practices in the investment management industry to resume performance as soon as practicable under the circumstances.

7.	COMPLAINTS

	The Local Manager maintains procedures in accordance with FCA Rules for the effective consideration and handling of client complaints.
Complaints will be considered promptly by the appropriate supervisory manager who is not personally involved in the subject matter of the complaint. Where appropriate, the complaint will be passed to the Compliance Officer.

8.	RECORDING OF TELEPHONE
INSTRUCTIONS
All instructions received from the Adviser by telephone will be binding as if received in writing.
The Local Manager may record telephone
conversations with the Adviser and produce such recordings in evidence if the Local Manager sees fit to do so. In some circumstances, when the Adviser is dealing with the Local Manager, data may be collected about the Adviser and the Adviser's officers or employees indirectly from monitoring devices or other means (for example, telephone logs and recordings). In these circumstances, the data are not accessed on a routine basis but access is possible. Access could occur, for instance, in situations where the data are needed to clarify or confirm instructions provided by the Adviser, for compliance or billing purposes.

9.	CONFIDENTIALITY AND DISCLOSURE

	The Local Manager and the Adviser undertake to keep private and confidential all information acquired in connection with this Agreement, and not to disclose such information to any person except to the extent that:

(a)	the other party gives prior consent; or

(b)	the Local Manager is required to disclose
the information by the FCA, the Bank of
England, the London Stock Exchange or any other recognised investment exchange, the
City Panel on Takeovers and Mergers or any other regulatory authority having jurisdiction over the Local Manager or the performance by it of its obligations under this Agreement or by English Law; or

(c)	disclosure to a counterparty to a transaction
effected for a Fund is required as a
condition to such transaction; or

(d)	disclosure is necessary to enable the Local
Manager to perform its obligations under this Agreement.

10.	DATA PROTECTION

10.1	The Local Manager will, in connection with the
Sub-Advisory Agreement, comply (where
applicable) with the UK Data Protection Act 1998 and other applicable data protection laws and regulations (together, the "Data Protection
Laws").

10.2	The Adviser will comply (where applicable) with
the Data Protection Laws and (where applicable)
take all reasonable steps to ensure that it has
obtained all necessary consents for the Local
Manager to process any personal data for the
purposes of the Agreement.
11.	RISK DISCLOSURE
11.1	The Adviser's attention is drawn to Schedule 3
which provides important information as to the nature and risks of certain investments which may comprise a Fund and a description of certain provisions of the industry standard master agreements and their consequences. The Adviser represents and warrants to the Local Manager that it has read, understood, and accepts the provisions of Schedule 3.


Schedule 1

ORDER EXECUTION POLICY DISCLOSURE
STATEMENT


Transaction Execution Arrangements
Morgan Stanley Investment Management Limited (the
"Local Manager") has established and implemented transaction execution arrangements that are designed to allow the Local Manager to take all reasonable steps to obtain the best possible result when executing or placing orders as portfolio manager on behalf of its clients in relation to financial instruments that form part, or may become part, of one or more investment portfolios managed by the Local Manager for that or those clients
(each a "Transaction"). For the purposes of this document: any reference to the Local Manager "executing an order" is a reference to the Local Manager, as agent, entering into a Transaction on behalf of a client with another person that acts as principal to that Transaction, any reference to the Local Manager "placing an order" is a reference to the Local Manager, as agent, arranging for a Transaction to be entered into by another person that acts as agent on behalf of a client when entering into that Transaction, and any reference to the Local Manager
"effecting a Transaction" is a reference to the Local
Manager either placing or executing an order.

As part of its transaction execution arrangements, the Local Manager has an order execution policy in place that is designed to ensure that the Local Manager complies with its duty to obtain the best possible result when effecting a Transaction for one or more clients (the
"Order Execution Policy").

This document is intended to provide the Local Manager's clients with a summary of the Local Manager's Order
Execution Policy. Nothing herein is intended to place upon the Local Manager fiduciary or other duties or responsibilities over and above the specific obligations provided for in the investment management agreement between the Local Manager and a client.

The quality of execution
Where the Local Manager effects a Transaction for its professional clients, subject to any specific instructions received from a client, the Local Manager will determine the best possible result taking the following factors into account: (a) price; (b) costs; (c) speed; (d) likelihood of execution or settlement; (e) size of the Transaction; (f) nature of the Transaction; and (g) any other consideration relevant to the Transaction, including availability of liquidity, the impact on the market of the Transaction and the Local Manager's operational costs.

Price is normally judged with reference to normal market size for the relevant financial instrument. Where trades are outside of normal market size and in sizeable volume or made on an over the counter basis, it is not generally possible to source a quote for price from Brokers because a declaration of intention to deal could result in market/security price sensitivity. As a result, the Local Manager must then determine what is likely to be the best execution venue without being able to get firm quotes, but there can be no guarantee that it will be.

In certain circumstances, the relevant execution venue may not be able to provide sufficient immediately available liquidity to carry the contemplated Transaction out in full at the time required. In addition, other circumstances may dictate that the best immediately available price for a Transaction may not be the best possible result for that Transaction. Where, in the Local Manager's opinion, those circumstances occur the Local Manager may need to split the Transaction up into multiple Transactions with a view to obtaining the best possible result in relation to the original Transaction by completing that Transaction over a period of time using a variety of execution venues.

The Local Manager will determine the relative importance of each factor using the following criteria: (a) the characteristics of the Adviser; (b) the characteristics and nature of the Transaction, including whether any specific instructions are given by the Adviser; (c) the characteristics of the financial instruments that are the subject of the Transaction; and (d) the characteristics of the execution venues to which the Transaction can be directed.

While the Local Manager will take all reasonable steps, based on the resources available to it, to satisfy itself that it has processes in place that can reasonably be expected to lead to the delivery of the best possible result, the Local
Manager does not guarantee that it will always be able to obtain the best possible result in relation to each Transaction.

Specific Instructions
Where a client provides the Local Manager with a specific instruction in relation to a proposed Transaction or any particular aspect of that Transaction (including, but not limited to, a direction to execute on a particular venue) the Local Manager will effect that Transaction in accordance with those instructions. Specific instructions may prevent the Local Manager from following some or all of the steps provided for in the Order Execution Policy which are designed to obtain the best possible result in respect of the elements covered by those instructions.

In following such instructions, the Local Manager will be deemed to have taken all reasonable steps to provide the best possible result in respect of the relevant Transaction or aspect of that Transaction covered by the specific instructions. To the extent that specific instructions are not comprehensive, the Local Manager will determine any non-specified components in accordance with its Order Execution Policy.

Selection of Execution Venues
The Local Manager includes in its Order Execution Policy those execution venues (sources of liquidity) that enable the Local Manager to obtain on a consistent basis the best possible result in relation to the Transactions. the Local
Manager may use one or more of the following venues types: (a) Regulated Markets; (b) Multilateral Trading
Facilities; (c) Systematic Internalisers; (d) third party investment firms; and/or (e) non-EU entities performing similar functions. In this document, the terms "Regulated
Market", "Multilateral Trading Facility" and "Systematic
Internaliser" have the meaning given to them in the Markets in Financial Instruments Directive.

Certain Transactions may be effected outside a Regulated
Market or a Multilateral Trading Facility where the Local
Manager believes it can achieve the best possible result by doing so.

The Local Manager assesses product-by-product which venues are likely to provide the best possible result, it also monitors the execution of all Transactions on that venue if an order has been placed with another person and keeps informed of relevant market information. For certain financial instruments, there may be only one execution venue available and in such circumstances, the Local
Manager will presume that it has obtained the best possible result if it effects a Transaction in that venue.

If a Transaction is effected by placing an order with another person for execution, the Local Manager will either determine the ultimate execution venue itself and instruct the other person accordingly, or the Local
Manager will use all reasonable efforts to satisfy itself that the other person has arrangements in place to enable the Local Manager to comply with the Local Manager's obligation to obtain the best possible result in relation to the relevant Transaction.

Approval of brokers, monitoring and review
The Local Manager's Order Execution Policy provides for a broker approval procedure. Apart from a broker's commission/commission equivalent rates, the Local
Manager will consider the following matters when selecting and approving a broker: (a) reliability, integrity and reputation in the industry; (b) execution capabilities, including block positioning, speed of execution and quality and responsiveness of its trading desk; (c) knowledge of, and access to, the markets for the securities being traded;
(d) ability to obtain price improvement; (e) ability to maintain confidentiality; (f) ability to handle non-traditional trades; (g) technology infrastructure; and (h) clearance and settlement capabilities.

In addition, in certain circumstances and in some markets, a broker's research capabilities may be considered relevant factors in connection with the selection and approval of a broker. This may include a broker's coverage of certain industries in which the Local Manager may seek to invest on behalf of its clients, the quality of the broker's research, as well as the reputation and standing of the broker's analysts, their investment strategies, timing, accuracy of statistical information and idea generation.

The Local Manager monitors the quality of the execution services provided by approved brokers and reviews each broker's performance on a regular basis, taking the above factors into account. the Local Manager meets with the most significant brokers periodically to review the service and performance levels provided.

Commission Rates
The Local Manager effects Transactions on the basis of standard commission rates for specific markets. The rates are negotiated from time to time with each broker to ensure competitiveness, taking into account market trends whilst seeking a commercial balance so as to ensure the quality of services provided by the brokers.



Schedule 2

INFORMATION ABOUT MORGAN STANLEY
INVESTMENT MANAGEMENT LIMITED'S USE
OF DEALING COMMISSIONS AND ACCEPTANCE
OF NON-MONETARY BENEFITS FROM
BROKERS

Morgan Stanley Investment Management Limited's use of dealing commissions and non-monetary benefits
Morgan Stanley Investment Management Limited (the
"Local Manager") will from time to time execute or place orders with selected brokers as portfolio manager on behalf of its professional clients in relation to financial instruments that form part, or may become part, of one or more investment portfolios managed by the Local
Manager for its clients (each so executed or placed order a "Transaction").

Although the Local Manager's investment decisions and the corresponding Transactions are primarily based upon fundamental analysis and a variety of primary and secondary information sources, external research and market intelligence from analysts employed by the brokers the Local Manager may engage to effect Transactions is valuable in helping to make informed investment decisions and in those circumstances, will enhance the quality of the Fund management service provided by the Local Manager to its clients. The available research covers sectors and markets in detail and may generate and stimulate new ideas and discussions. Some research services will be produced for all clients of the relevant broker, but the analysts may also provide research that has been tailored to the Local Manager's specific request, including the ability to discuss corporate developments in the immediate aftermath of their announcement (together "Research
Services").

This document is intended to provide the Local Manager's professional clients with information about the manner in which the Local Manager, when effecting Transactions, may make payments on behalf of its client to certain providers of Research Services and about certain non-monetary benefits that the Local Manager may receive from certain brokers in the course of its dealings with such brokers.

The conditions upon which dealing commissions will be paid to providers of Research Services
The Local Manager will only make payments to a broker in consideration of the provision of Research Services when it is satisfied using its reasonable judgement that the Research Services received in return for the payments will reasonably assist the Local Manager in the provision of its portfolio management services to the investment advisers on whose behalf the relevant Transactions are being effected and do not, and are not likely to, impair compliance with the duty of the Local Manager to act in the best interests of its clients (including, without limitation, its obligation to take all reasonable steps to obtain the best possible result when effecting a Transaction).

The manner in which dealing commissions are paid to providers of research services
If the conditions for payment have been satisfied, the eligible providers of Research Services may be remunerated for the provision of Research Services as part of the Local Manager's commission sharing arrangements.
Under the commission sharing arrangements, the Local
Manager will instruct participating brokers to record a certain portion of dealing commission that is received pursuant to the completion of a Transaction, based upon a previously agreed allocation, as research credits (each a "Pool"). Each of the participating brokers has undertaken to the Local Manager, periodically, subject to an instruction from the Local Manager, to make payments from their Pool to providers of Research Services
(including the administering broker itself) as the Local
Manager may specify in the instruction(s). Any balance that may remain after allocation instructions have been carried out will be carried forward to the next period.

The Local Manager allocates the Pools based on a periodic assessment of the quality of the Research Services provided to the Local Manager by the participating brokers during that period. the Local Manager tends to consider, without limitation, the quality of the analyst service, the sales service, and the company meetings that have been arranged with senior management of companies in which the Local Manager invests for its clients. Decisions are being taken based on a voting system in which the Local
Manager equity portfolio managers participate. As part of a relationship management effort, the Local Manager will meet periodically with those providers of Research
Services that the Local Manager deems most significant.

The conditions upon which the Local Manager employees may accept non-monetary benefits from brokers
The Local Manager's employees that interact with brokers may from time to time receive certain non-monetary benefits in the form of gifts. The Local Manager has detailed compliance procedures relating to the standard of conduct expected from employees in these circumstances which are designed to achieve that receipt of such gifts does not, and is not likely to, impair compliance with the duty of the Local Manager and its employees to act in the best interests of its clients. Most gifts are received during the holiday season and depending on the number received gifts are either put into a raffle or allocated between employees. Employees are allowed to accept invitations to attend sporting, artistic or entertainment events from suppliers and counterparties in accordance with guidelines and limits that are detailed in the policy.


Schedule 3

Information on the Nature and Risks of Certain
Investments

The information contained in this notice cannot disclose everything about the nature and risks of all financial instruments in each Fund. Rather it is a general description of the nature and risks of financial instruments, which explains the nature of the specific types of instruments which the Adviser may include in each Fund's investment guidelines (the "Investment Guidelines"), as well as the risks particular to those instruments. The Adviser should not include these financial instruments in the Investment Guidelines unless the Adviser understand the nature of the financial instruments the Adviser is permitting Morgan Stanley Investment Management Limited (the "Local Manager") to enter into on the Adviser's behalf and the extent of the Adviser's exposure to risk. The Adviser should also be satisfied that such financial instruments are suitable for each Fund in light of the Adviser's circumstances and financial position. Certain strategies, such as a spread position or "straddle", may be as risky as a simple "long" or "short" position. While financial instruments can be utilised for the management of investment risk, certain financial instruments are unsuitable for certain investors. Different financial instruments involve different levels of exposure to risk, and in deciding whether to include such instruments in the Investment Guidelines, the Adviser should be aware of the following points.

1.	GENERAL

1.1	Returns

The value of investments and the income from them may
fluctuate and go down as well as up.  There is no guarantee
that the investment objective will actually be achieved or that the Adviser will get back the amount initially invested.  The value of investments may be affected by a variety of factors, including economic and political developments, interest rates and foreign exchange rates, as well as issuer-specific events.
1.2	Currency Risk
Investments denominated in currencies other than the
Adviser's base currency carry the risk of exchange-rate
movements.  A movement in exchange rates may have a
separate effect, unfavourable as well as favourable, on gains and losses in a Fund. Hedging techniques may, in certain circumstances, be limited or not be successful.
1.3	Investments which are not Readily Realisable
The market for some investments may be restricted or illiquid. Subject to the Investment Guidelines, the Local Manager may
effect transactions in such investments for a Fund.  There may be no readily available market and from time to time there may be difficulty in dealing in such investments or obtaining
reliable information about the value and extent of risks
associated with such investments.
2.	EQUITY SECURITIES AND DEBT SECURITIES
Buying equity securities (the most common form of which are
shares) will mean that the Adviser will become a member of
the issuer company and participate fully in its economic risk. Holding equity securities will generally entitle the Adviser to receive any dividend distributed each year (if any) out of the issuer's profits made during the reference period.
On the other hand, buying debt securities (such as bonds and certificates of deposit) will mean that the Adviser is, in effect, a lender to the company or entity that has issued the securities. Holding debt securities will entitle the Adviser to receive specified periodic interest payments, as well as repayment of the principal at maturity.
Generally, holdings in equity securities will expose the
Adviser to more risk than debt securities since remuneration is tied more closely to the profitability of the issuer. In the event of insolvency of the issuer, the Adviser's claims for recovery of the Adviser's equity investment in the issuer will generally be subordinated to the claims of both preferred or secured creditors and ordinary unsecured creditors of the issuer.
There is an extra risk of losing money when shares are bought in some smaller companies, such as penny shares. There is a usually big difference between the buying price and the selling price of these shares. If they have to be sold immediately, the Adviser may get back much less than was paid for them. The price may change quickly and it may go down as well as up.
Holdings in debt securities, on the other hand, generally risk not being remunerated only if the issuer is in a state of
financial distress. Moreover, in the event of insolvency of the issuer, the Adviser is likely to be able to participate with other creditors in the allotment of the proceeds from the sale of the company's assets in priority to holders of equity securities.
If the Investment Guidelines allow the Local Manager to buy
equity or debt securities the Adviser will be exposed to both the specific risks associated with individual securities held
(and the financial soundness of their issuers), as well as the systemic risks of the equity and debt securities markets.
3.	DERIVATIVES
3.1	Futures
Transactions in futures involve the obligation to make, or to take, delivery of the underlying asset of the contract at a future date, or in some cases to settle the Adviser's position with cash from a Fund or elsewhere. Transactions in futures carry a high degree of risk. The "gearing" or "leverage" often obtainable in futures trading means that a small deposit or down payment can lead to large losses as well as gains. It also means that a relatively small market movement can lead to a proportionately much larger movement in the value of the
Adviser's investment, and this can work against the Adviser as well as for the Adviser. Futures transactions have a contingent liability, and the Adviser should be aware of the implications of this, in particular the margining requirements, which are described in paragraph 7.2 below.
3.2	Options
There are many different types of options with different characteristics subject to different conditions:
3.2.1	Buying Options:
Allowing the Local Manager to buy options involves less risk than allowing the Local Manager to sell options because, if the price of the underlying asset moves against the Adviser, the
Local Manager can simply allow the option to lapse.  The
maximum loss is limited to the premium, plus any commission
or other transaction charges.  However, if the Local Manager buys a call option on a futures contract for the Adviser and later exercises the option, the Adviser will acquire the future. This will expose the Adviser to the risks described under
"futures" and "contingent liability transactions".
3.2.2	Writing Options:
If the Investment Guidelines allow the Local Manager to write an option for the Adviser, the risk involved is considerably greater than buying options. The Adviser may be liable for margin to maintain its position and a loss may be sustained
well in excess of any premium received.  By allowing the
Local Manager to write an option on the Adviser's behalf, the Adviser accepts a legal obligation to purchase or sell the underlying asset if the option is exercised against the Adviser, however far the market price has moved away from the exercise price.  If the Adviser already owns the underlying
asset which the Local Manager has contracted on the Adviser's behalf to sell as part of a Fund (known as "covered call options") the risk is reduced. If the Adviser does not own the underlying asset (known as "uncovered call options") the risk can be unlimited. Only experienced persons should
contemplate authorising the Local Manager to write uncovered options, and then only after securing full details of the applicable conditions and potential risk exposure.
3.2.3	Traditional Options:
A particular type of option (called a "traditional option") is written by certain London Stock Exchange firms under special exchange rules. These may involve greater risk than other options. Two way prices are not usually quoted and there is no exchange market on which to close out an open position. It may be difficult to assess the value of a traditional option or for the seller of such an option to manage his exposure to risk. Again, the Adviser should only provide for the Investment Guidelines to permit the Local Manager to invest in
"traditional options" if the Adviser is fully aware of the risks involved.
3.2.4	Margin:

Certain options markets operate on a margined basis, under
which buyers do not pay the full premium on their option at
the time they purchase it. In this situation a Fund (or the Adviser if there are insufficient assets in the Fund) may subsequently be called upon to pay margin on the option up to the level of the Adviser's premium.  If the Adviser fails to do so as required, the Adviser's position may be closed or
liquidated in the same way as a futures position.
3.3	Contracts for Differences:
A contract for difference is a contract between two parties, buyer and seller, stipulating that the seller will pay to the buyer the difference between the current value of an asset and its value at contract time.  Contracts for differences allow
investors to take long or short positions, and unlike futures contracts have no fixed expiry date or contract size. Trades are conducted on a leveraged basis and these contracts can only be settled in cash. Investing in a contract for differences carries the same risks as investing in a future or option and the
Adviser should be aware of these as set out in paragraphs 3.1 and 3.2 respectively. Transactions in contracts for differences may also have a contingent liability and the Adviser should be aware of the implications of this as set out in paragraph 7.2 below. As with many leveraged products, maximum exposure is not limited to the initial investment; it is possible to lose more than one put in.
3.4	Off-Exchange Transactions in Derivatives:
It may not always be apparent whether or not a particular derivative is on or off-exchange.
While some off-exchange markets are highly liquid,
transactions in off-exchange or non transferable derivatives may involve greater risk than investing in on-exchange
derivatives because there is no exchange market on which to
close out an open position.  It may be impossible to liquidate an existing position, to assess the value of the position arising from an off-exchange transaction or to assess the exposure to risk.  Bid and offer prices need not be quoted, and even where they are, they will be established by dealers in these
instruments and consequently it may be difficult to establish what a fair price is. The Adviser should only permit the Local Manager in the Investment Guidelines to invest a Fund in off-exchange derivatives transactions if the Adviser is fully aware of the risks involved.
3.5	ISDA Master Agreement
Where the Adviser permits the Local Manager under the
Investment Guidelines to enter into derivative transactions, these may be of the type that may be governed by the ISDA
Master Agreement. The ISDA Master Agreement is a standard agreement commonly used in the derivatives market which sets forth key provisions governing the contractual relationship between the parties to such agreement, including each of their rights, liabilities and obligations. If the Local Manager enters into derivative transactions on the Adviser's behalf, the Local Manager may also enter into a Credit Support Annex. The
Credit Support Annex is an annex to the ISDA Master
Agreement and is used to document bilateral credit support arrangements between parties for transactions governed by an
ISDA Master Agreement.
On each date on which a derivatives transaction is entered into, the Adviser will be deemed to have given various representations and undertakings to each counterparty with
whom the Local Manager enters into an ISDA Master
Agreement on the Adviser's behalf.
In certain circumstances, the Adviser may be required to pay an additional amount or receive a payment from which an
amount is required to be deducted or withheld, in each case in respect of any deduction or withholding for on account of any tax, or be required to pay any stamp tax levied or imposed in respect of the execution or performance of the ISDA Master Agreement.
Markets and exchanges require that anyone trading in
derivatives must advance collateral as security for initial and variation margin requirements. The Local Manager has been authorised to instruct the Adviser's custodian to advance cash or other collateral acceptable to the counterparty or broker to meet margin payments as required by the rules and regulations of any market or exchange on which derivatives are dealt by
the Local Manager as the Adviser's agent.  If, under the rules and regulations of any exchange or market, adverse price
movements occur and margin calls are made and insufficient
funds are available in the Portfolio to meet such margin calls, the Local Manager may request that the Adviser make
additional funds immediately available until assets can be
realised to cover the related margin call. If the Adviser fails to makes such funds available, the Adviser's positions may be closed out and liquidated, resulting in a loss to the Portfolio for which the Local Manager shall not be liable.
4.	WARRANTS
If the Investment Guidelines so permit, the Local Manager
may effect transactions in warrants for a Fund.
4.1	Warrants:
A warrant is a time-limited right to subscribe for shares, debentures, loan stock or government securities, and is exercisable against the original issuer of the securities.
Warrants often involve a high degree of gearing, so that a relatively small movement in the price of the underlying security results in a disproportionately large movement,
favourable or unfavourable in the price of the warrant.  The prices of warrants can therefore be volatile.  The Adviser
should not include warrants in the Investment Guidelines
unless the Adviser is prepared for a Fund to sustain a total loss of the money the Adviser has invested plus any commission or other transaction charges.  Some other instruments are also
called warrants but are actually options (for example, a right to acquire securities which is exercisable against someone other than the original issuer of the securities, often called a
"covered warrant").
If the Adviser is considering including warrants in the
Investment Guidelines, it is essential to understand that the right to subscribe which a warrant confers is invariably limited in time. Therefore, if the Adviser fails to exercise this right within the pre-determined time scale, the investment becomes worthless.
4.2	Off-Exchange Transactions:
Transactions in off-exchange warrants may involve greater risk than dealing in exchange traded warrants because there is no exchange market through which to liquidate the Adviser's position or to assess the value of the warrant or the exposure to risk. Bid and offer prices need not be quoted, and even where they are, they will be established by dealers in these
instruments and consequently it may be difficult to establish what a fair price is. The Adviser should only permit the Local Manager in the Investment Guidelines to invest a Fund in off-exchange warrants if the Adviser is fully aware of the risks involved.
5.	COLLECTIVE INVESTMENT SCHEMES
Collective investment schemes (such as investment funds and open-ended investment companies) invest funds paid by purchasers of units or shares in the collective investment
scheme in the various types of asset provided for in their rules or investment plans. As such, collective investment schemes generally allow unit holders and shareholders to achieve a high degree of diversification at a relatively low cost. Open-ended investment funds, for example, allow savers to invest or disinvest by buying or selling fund units on the basis of the value of a unit, plus or minus relevant commissions (the value of the unit being obtained by dividing the value of the entire portfolio managed by a Fund, calculated at market prices, by the number of units in circulation).
Allowing the Local Manager to purchase units or shares in a collective investment scheme will expose the Adviser to the risks associated with the nature of the financial instruments in which the collective investment scheme invests and, where relevant, their concentration in a particular sector, country, region or asset class. Before allowing the Local Manager to invest in collective investment schemes, the Adviser should
make itself fully aware of the risks associated with collective investment schemes, including without limitation, the general risks identified in paragraph 1 above.
6.	EXCHANGE TRADED FUNDS
Exchange traded funds ("ETFs") are closed-ended collective investment schemes, traded as shares on stock exchanges, and typically replicate a stock market index, market sector, commodity or basket of assets.  As such, they generally
combine the flexibility and tradeability of a share with the diversification of a collective investment scheme. Where the Investment Guidelines permit the Local Manager to purchase
ETFs, the Adviser will be exposed to similar risks as detailed in respect of equity securities and collective investment
schemes, as well as the general risks detailed in paragraph 1.
7.	MISCELLANEOUS
7.1	Overseas Markets:
Overseas markets may involve different risks to the Adviser's home markets.  In some cases the risks will be greater. In
drafting the Investment Guidelines to permit the Local
Manager to invest in overseas markets the Adviser should
make itself fully aware of the risks and protections (if any)
which will operate in any relevant overseas markets.  The
potential for profit or loss from transactions on overseas
markets or in contracts denominated other than in a Fund's
base currency will be affected by fluctuations in overseas
exchange rates against the Fund's base currency.
7.2	Contingent Liability Investments:
Contingent liability investments are derivatives under the
terms of which the Client will or may be liable to make further payments (other than charges, and whether or not secured by margin) when the transaction falls to be completed or upon the earlier closing out of the Adviser's position. Contingent liability investments which are margined require a Fund (or the Adviser if there are insufficient assets in the Fund) to make a series of payments against the purchase price, instead of paying the whole purchase price immediately.
If the Adviser permits the Local Manager, as part of the
Investment Guidelines, to trade for a Fund in futures, contracts for differences or write or otherwise deal on margin in options for the Fund, the Adviser may sustain a total loss of the margin which the Local Manager, on the Adviser's behalf, deposits with a broker to establish or maintain a position. If the market moves against the Adviser, the Adviser may be called upon to pay out of the Fund (or the Adviser's other assets if there are insufficient assets in the Fund) substantial additional margin at short notice to maintain the position. If the Adviser fails to do so within the time required, the Adviser's position may be liquidated at a loss and the Adviser will be liable for any resulting deficit.
Even if a transaction is not margined, it may still carry an obligation to make further payments in certain circumstances over and above any amount paid when the contract was
entered into. Contingent liability investments which are not traded on or under the rules of a regulated market may expose the Adviser and the Fund to substantially greater risks.
7.3	Collateral:
If the Adviser permits the Local Manager as part of the
Investment Guidelines to enter into transactions which require the Adviser to deposit collateral as security with a broker, the way in which such collateral will be treated will vary according to the type of transaction and where it is traded.
There could be significant differences in the treatment of the Adviser's collateral depending on whether the trading is on a regulated market, with the rules of that market (and associated clearing house) applying, or is off-exchange. Deposited collateral may lose its identity as the Adviser's property once dealings on the Adviser's behalf are undertaken. Even if the Adviser's dealings should ultimately prove profitable, the
Adviser may not get back the same assets which the Local
Manager deposited on the Adviser's behalf and may have to
accept payment in cash.
7.4	Commissions:
The Adviser is liable for all commissions and it may be the
case that charges are not expressed in money terms (but for example, as a percentage of contract value). In the case of futures, when commission is charged as a percentage, it will normally be as a percentage of the total contract value, and not simply as a percentage of the Adviser's initial payment.
7.5	Suspensions of Trading:
Under certain trading conditions or the application of certain rules in force in some markets (such as circuit breakers) it may be difficult or impossible for the Local Manager to liquidate a position held for the Adviser. This may occur, for example, at times of rapid price movement if the price of an investment rises or falls in one trading session to such an extent that under the rules of the relevant exchange trading of that investment is suspended or restricted. Further, the Local Manager placing a stop-loss order on the Adviser's behalf will not necessarily limit losses to the intended amounts because market conditions may make it impossible to execute such an order at the
stipulated price.  Most electronic and auction trading systems are supported by computerised systems for order routing and
trade checking, recording and clearing. Like all automated procedures, these systems are subject to the risk of stoppages and malfunctions, which may result in the Adviser's orders not being executed in accordance with the Local Manager's instructions or remaining unexecuted.
7.6	Clearing House Protections:
On many exchanges, the performance of a transaction by a
broker (or the third party with whom he is dealing on the
Adviser's behalf) is "guaranteed" by the exchange or its
clearing house. However, this guarantee is unlikely in most circumstances to cover the Adviser and may not protect the
Adviser if the broker or another party defaults on its
obligations to the Adviser. There is no clearing house for traditional options, nor normally for instruments which are not traded under the rules of a recognised or designated investment exchange.
7.7	Insolvency:
A derivative broker's insolvency or default, or that of any other brokers involved with the Adviser's transaction, may lead to positions being liquidated or closed out without the Adviser's or the Local Manager's consent or knowledge. In certain circumstances, the Adviser may not get back the actual assets which the Adviser lodged as collateral and the Adviser may have to accept any available payment in cash.

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